Exhibit 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, NOVEMBER 1, 2007 AT 7:01 A.M. ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Jennifer Snyder (media) (617) 444-1439

MILLENNIUM REPORTS OUTSTANDING THIRD-QUARTER RESULTS
DRIVEN BY VELCADE® (BORTEZOMIB) FOR INJECTION SALES

— VELCADE third-quarter U.S. net sales increased 32% year-over-year to $70.4 million —
— Full-year financial guidance raised for second time in 2007 —
— Phase III VISTA trial in newly diagnosed multiple myeloma stopped early due to positive interim analysis; sNDA filing now expected in December 2007 —
— VELCADE listed in national compendia for use in newly diagnosed multiple myeloma —
— VELCADE label broadened by FDA providing further differentiation as leading multiple myeloma therapy —

CAMBRIDGE, Mass., November 1, 2007 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced its financial and operational results for the third quarter of 2007. The Company raised its full-year 2007 financial guidance for the second time this year.

“Millennium delivered outstanding results for the quarter. U.S. net sales of VELCADE grew 32 percent over the same period last year as we fortified our leading position in relapsed multiple myeloma. The strength of our Phase III VISTA data clearly demonstrates that VELCADE has the potential to expand this leadership position into the front-line setting,” said Deborah Dunsire, M.D., President and Chief Executive Officer, Millennium. “We are raising our full-year 2007 financial guidance for the second time this year, validating the success of our strategic initiatives to accelerate growth.”

“We continue to outperform financial expectations driven by acceleration of worldwide VELCADE sales growth. Year-to-date, we have approximately tripled our non-GAAP net income and reduced GAAP net loss by 50 percent, compared to the same period last year,”1 commented Marsha Fanucci, Chief Financial Officer, Millennium. “Our increased financial guidance now projects that VELCADE U.S. net sales will grow 20 percent in 2007 to approximately $265 million.”

Third Quarter 2007 Financial Results

•	The Company achieved non-GAAP net income of $15.3 million in the third quarter of 2007 compared to $6.4 million in the third quarter of 2006. This significant improvement resulted from an increase in VELCADE U.S. net sales and royalties. These improvements were partially offset by an increase in investments to support the continued growth of VELCADE. Key financial results for the quarter, as compared to the third quarter of 2006, included:
—	VELCADE U.S. net sales of $70.4 million, a 32 percent increase;
—	Royalties of $41.3 million, a 23 percent increase;
—	Net investment income of $8.6 million, a 31 percent increase;
—	Non-GAAP research and development (R&D) expense of $69.5 million (corresponding GAAP R&D expense, including stock-based compensation, of $72.6 million);[2] and
—	Non-GAAP selling, general and administrative (SG&A) expense of $39.2 million (corresponding GAAP SG&A expense, including stock-based compensation, of $42.9 million).[2]
Year-to-date, the Company achieved $31.3 million in non-GAAP net income compared to $11.2 million for the same period of 2006.
•	The Company narrowed GAAP net loss to $1.7 million for the third quarter of 2007 from $13.7 million in the third quarter of 2006. The improvement in the Company’s GAAP net loss reflected a $3.4 million decrease in stock-based compensation expense, which is excluded from non-GAAP net income. Year-to-date, the Company reduced GAAP net loss to $26.2 million from $52.2 million for the same period of 2006.
•	As of September 30, 2007, the Company had $876.3 million in cash, cash equivalents and marketable securities. The outstanding principal amount of convertible debt was $250.0 million.

Full-Year 2007 Financial Guidance

The Company is raising its full-year 2007 financial guidance for the second time, having also raised its guidance in July 2007. Full-year 2007 financial guidance as of January 4, July 26, and November 1 of this year, is as follows:

2007 Financial Guidance (dollars in millions)	as of Jan 4, 2007		as of Jul 26, 2007		as of Nov 1, 2007
VELCADE U.S. net sales		$240-260		$250-260	$	~265
Royalties		$140-150		$150-155	$	~160
Non-GAAP R&D, SG&A expense	$	~425		$440-450		$440-450
GAAP R&D, SG&A expense		$455-465		$465-480		$465-475
Non-GAAP net income		$10-20		$20-30		$40-45
GAAP net loss[3]		$60-90		$50-60		$30-35
Amortization	$	~34	$	~34	$	~34
Stock-based compensation		$30-40		$25-30	$	~25
Restructuring		$15-25		$15-20	$	~15
Cash, cash equivalents, and marketable securities	$	>800	$	>800	$	>800

VELCADE Highlights

“VELCADE sales showed considerable strength this quarter resulting from the convergence of a number of growth drivers. In multiple myeloma, VELCADE use increased significantly with expanded use of VELCADE based combinations and re-treatment. In mantle cell lymphoma, our launch continues successfully with more physicians prescribing VELCADE,” said Christophe Bianchi, M.D., Executive Vice President, Commercial, Millennium. “The future of VELCADE is even more exciting as we look to expand into front-line multiple myeloma with several combinations that have the potential to deliver the strongest long-term survival for patients.”

•	Phase III VISTA Trial in Front-Line Multiple Myeloma (MM) – The Company announced that the results of the large, randomized, Phase III VISTA trial in patients with newly diagnosed MM showed that the therapy of VELCADE, melphalan and prednisone demonstrated a highly statistically significant improvement, compared with melphalan and prednisone alone, across all efficacy endpoints, including time to progression, complete remission rate, progression free survival and overall survival. Side effects were manageable and included those seen in previous VELCADE trials. Based on these positive data, the control arm of the trial was stopped early to allow patients still being treated with melphalan and prednisone to have VELCADE added to their therapy. The Company now expects to file a supplementary new drug application (sNDA) for use of VELCADE in patients with newly diagnosed MM in December 2007.
•	Compendia Listing in Front-Line MM – In October 2007, the national compendia organization DrugPoints Systems included VELCADE as a recommended therapy for use in newly diagnosed multiple myeloma patients.
•	Label Expansion in MM – In October 2007, the U.S. Food and Drug Administration (FDA) granted approval for VELCADE use, without dose adjustments, in patients with impaired kidney function, including those requiring dialysis. Impaired kidney function is a common complication related to MM, affecting approximately 30 percent of patients at diagnosis and a growing percentage throughout the course of the disease.
•	American Society of Hematology (ASH) Meeting – Numerous VELCADE abstracts are expected to be featured at the ASH meeting in December 2007. These abstracts may include data from two large, randomized Phase III trials in patients with newly diagnosed MM. Data may also be presented on additional VELCADE based combinations in front-line MM and Non-Hodgkin’s Lymphoma (NHL).

Clinical Pipeline Highlights

In addition to VELCADE, the Company continues to advance ten novel molecules in the areas of cancer and inflammatory diseases. Recent progress included the following:

•	MLN0002 – The Company completed enrollment in the bridging trials designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of this novel antibody to the target alpha4beta7, derived from a new commercially scalable cell line. The Company is tracking toward pivotal trials with MLN0002 in ulcerative colitis and Crohn’s disease.
•	MLN3897 – The Company is on track to announce top-line results for this novel CCR1 inhibitor by year end from a 191-patient Phase II proof-of-concept trial in rheumatoid arthritis.
•	MLN4924 – In October 2007, the Company presented data on this Millennium-discovered molecule and target at the European Organization for Research and Treatment of Cancer (EORTC) meeting. Data for this inhibitor of the Nedd8-activating enzyme showed the molecule significantly inhibited tumor growth in xenograft models for colorectal cancer and several types of lymphoma. MLN4924 is expected to enter Phase I trials in early 2008.

Conference Call and Presentation Reminder

Dr. Dunsire and members of the Millennium leadership team will present additional details on these results this morning, November 1, 2007. A conference call and accompanying slides will be webcast live at 8:00 a.m. ET and may be accessed by visiting the Investors section of the Company’s website at: www.millennium.com.

About VELCADE

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C., (JJPRD). Millennium is responsible for commercialization of VELCADE in the U.S., Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. are co-promoting VELCADE in the U.S. VELCADE is approved in more than 80 countries worldwide.

In the U.S., VELCADE is indicated for the treatment of patients with multiple myeloma who have received at least one prior therapy. VELCADE is indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy. In the European Union and many other countries worldwide, VELCADE is approved for patients with multiple myeloma after first relapse.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE. Cases of severe sensory and motor peripheral neuropathy have been reported. The long-term outcome of peripheral neuropathy has not been studied in mantle cell lymphoma. Acute development or exacerbation of congestive heart failure, and/or new onset of decreased left ventricular ejection fraction has been reported, including reports in patients with few or no risk factors for decreased left ventricular ejection fraction. There have been rare reports of acute diffuse infiltrative pulmonary disease of unknown etiology such as pneumonitis, interstitial pneumonia, lung infiltration and Acute Respiratory Distress Syndrome in patients receiving VELCADE. Some of these events have been fatal. A higher proportion of these events have been reported in Japan. There have been rare reports of Reversible Posterior Leukoencephalopathy Syndrome (RPLS) in patients receiving VELCADE. RPLS is a rare, reversible, neurological disorder which can present with seizure, hypertension, headache, lethargy, confusion, blindness, and other visual and neurological disturbances. VELCADE is associated with thrombocytopenia and neutropenia. There have been reports of gastrointestinal and intracerebral hemorrhage in association with VELCADE. Transfusions may be considered. Complete blood counts (CBC) should be frequently monitored during treatment with VELCADE. Rare cases of acute liver failure have been reported in patients receiving multiple concomitant medications and with serious underlying medical conditions.

Integrated Safety Data: Safety data from phase 2 and 3 studies of single-agent VELCADE 1.3 mg/m2/dose twice weekly for 2 weeks followed by a 10-day rest period in 1163 patients with multiple myeloma (N=1008) and mantle cell lymphoma (N=155) were integrated and tabulated. In these studies, the safety profile of VELCADE was similar in patients with multiple myeloma and mantle cell lymphoma. In the integrated analysis, the most commonly reported adverse events were asthenic conditions (including fatigue, malaise, and weakness) (64%), nausea (55%), diarrhea (52%), constipation (41%), peripheral neuropathy NEC (including peripheral sensory neuropathy and peripheral neuropathy aggravated) (39%), thrombocytopenia and appetite decreased (including anorexia) (each 36%), pyrexia (34%), vomiting (33%), and anemia (29%). Twenty percent (20%) of patients experienced at least 1 episode of >Grade 4 toxicity, most commonly thrombocytopenia (5%) and neutropenia (3%). A total of 50% of patients experienced serious adverse events (SAEs) during the studies. The most commonly reported SAEs included pneumonia (7%), pyrexia (6%), diarrhea (5%), vomiting (4%), and nausea, dehydration, dyspnea and thrombocytopenia (each 3%). Adverse events thought by the investigator to be drug-related and leading to discontinuation occurred in 22% of patients. The reasons for discontinuation included peripheral neuropathy (8%), asthenic conditions (3%) and thrombocytopenia and diarrhea (each 2%). In total, 2% of the patients died and the cause of death was considered by the investigator to be possibly related to study drug: including reports of cardiac arrest, congestive heart failure, respiratory failure, renal failure, pneumonia and sepsis. This integrated analysis does not include the phase 3, VELCADE plus DOXIL study.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.  Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

1Non-GAAP net income, non-GAAP net income per share, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Please see the Form 8-K, furnished on November 1, 2007, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

2The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and records stock-based compensation expense in its statement of operations. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A, non-GAAP net income and non-GAAP net income per share because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to periods prior to January 1, 2006 because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

3GAAP net loss for 2007 includes amortization of intangibles of approximately $34 million, stock-based compensation expense of approximately $25 million and restructuring charges of approximately $15 million. There could be additional charges excluded from the Company’s GAAP net loss, to arrive at non-GAAP net income, which are dependent on unknown future events and are difficult to predict and estimate at this time.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
(in thousands, except per share amounts)

Revenues:
Net product sales	$70,360	$53,161	$191,550	$165,320
Revenue under strategic alliances	10,628	17,196	38,168	82,990
Royalties	41,344	33,737	116,617	98,382

Total revenues	122,332	104,094	346,335	346,692

Costs and expenses:
Cost of sales	6,931	6,730	17,668	36,660
Research and development (Note 1)	72,551	73,436	217,162	235,343
Selling, general and administrative (Note 1)	42,949	34,365	129,506	107,221
Restructuring	1,667	1,352	13,050	5,737
Amortization of intangibles	8,488	8,488	25,462	25,462

Total costs and expenses	132,586	124,371	402,848	410,423

Loss from operations	(10,254)	(20,277)	(56,513)	(63,731)

Other income (expense):
Investment income, net	10,995	5,635	38,057	16,037
Interest expense	(2,434)	(2,478)	(7,696)	(7,934)
Other income	—	3,403	—	3,403

Net loss	$(1,693)	$(13,717)	$(26,152)	$(52,225)

Amounts per common share:
Net loss per share, basic and diluted	$(0.01)	$(0.04)	$(0.08)	$(0.17)

Weighted average shares, basic and diluted	318,871	314,228	317,591	313,132

Note 1: In accordance with SFAS 123R, stock-based compensation expense is allocated between research and development and selling, general and administrative expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Research and development	$3,090	$5,603	$8,235	$17,935
Selling, general and administrative	3,792	4,642	10,748	14,291

Millennium Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP
(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30, 2007				Three Months Ended September 30, 2006
	Costs and Expenses				Costs and Expenses
	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted
GAAP	$72,551	$42,949	$(1,693)	$(0.01)	$73,436	$34,365	$(13,717)	$(0.04)
Adjustments to reconcile to Non-GAAP:
Stock-based Compensation (1)	(3,090)	(3,792)	6,882	0.02	(5,603)	(4,642)	10,245	0.03
Restructuring (2)	—	—	1,667	0.01	—	—	1,352	0.00
Amortization of Intangibles (3)	—	—	8,488	0.03	—	—	8,488	0.03

Non-GAAP	$69,461	$39,157	$15,344	$0.05	$67,833	$29,723	$6,368	$0.02

Weighted average shares, basic (GAAP and Non-GAAP) and diluted (GAAP)				318,871				314,228

Weighted average shares, diluted (Non-GAAP)				321,546				316,206

	Nine Months Ended September 30, 2007				Nine Months Ended September 30, 2006
	Costs and Expenses				Costs and Expenses
	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted
GAAP	$217,162	$129,506	$(26,152)	$(0.08)	$235,343	$107,221	$(52,225)	$(0.17)
Adjustments to reconcile to Non-GAAP:
Stock-based Compensation (1)	(8,235)	(10,748)	18,983	0.06	(17,935)	(14,291)	32,226	0.11
Restructuring (2)	—	—	13,050	0.04	—	—	5,737	0.02
Amortization of Intangibles (3)	—	—	25,462	0.08	—	—	25,462	0.08

Non-GAAP	$208,927	$118,758	$31,343	$0.10	$217,408	$92,930	$11,200	$0.04

Weighted average shares, basic (GAAP and Non-GAAP) and diluted (GAAP)				317,591				313,132

Weighted average shares, diluted (Non-GAAP)				320,666				314,586

(1) Represents expense associated with stock-based compensation related to stock options, the Company's employee stock purchase plan and restricted stock.

(2) Represents costs associated with the Company's restructuring efforts.

(3) Represents expense associated with the amortization of acquisition-related intangible assets.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2007	December 31, 2006
(in thousands)

Cash, cash equivalents and marketable securities	$876,312	$894,349
Other current assets	78,076	121,305
Property and equipment, net	146,305	153,349
Restricted cash and other assets	36,401	35,500
Goodwill and intangible assets, net	1,524,440	1,547,309

Total assets	$2,661,534	$2,751,812

Current liabilities	$124,061	$125,948
Current portion of long-term debt	—	99,571
Other long term liabilities	47,626	56,075
Capital lease obligations, net of current portion	74,112	75,041
Long term debt, net of current portion	250,000	250,000
Stockholders' equity	2,165,735	2,145,177

Total liabilities and stockholders' equity	$2,661,534	$2,751,812